Exhibit 23.3

CAWLEY, GILLESPIE & ASSOCIATES, INC.

PETROLEUM CONSULTANTS

302 FORT WORTH CLUB BUILDING

306 WEST SEVENTH STREET

FORT WORTH, TEXAS 76102-4987

(817) 336-2461

CONSENT OF CAWLEY, GILLESPIE & ASSOCIATES, INC.

The undersigned hereby consents to the references to our firm in the form and context in which they appear or are incorporated by reference in this Registration Statement on Form S-8 of Eagle Rock Energy Partners, L.P. and the related prospectus that is a part thereof.  We hereby further consent to the use in such Registration Statement and prospectus of information with respect to the oil and gas reserves of Eagle Rock Energy Partners, L.P.’s oil and gas reserves as of December 31, 2009.

/s/ Cawley, Gillespie & Associates, Inc.

CAWLEY, GILLESPIE & ASSOCIATES, INC.

Forth Worth, Texas

September 17, 2010